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Exhibit 99.2

Hoover's Announces
Receipt of Letter Regarding Possible Acquisition of Shares

AUSTIN, Texas, February 7, 2003—Hoover's, Inc. (NASDAQ: HOOV) announced today that it had received a letter from Austin Ventures and Marathon Partners, L.P. proposing to acquire up to all of the outstanding shares of Hoover's for $8.00 per share in cash. Hoover's board of directors will be considering such letter in accordance with the terms of the merger agreement between Hoover's and D&B.

A copy of the letter is attached as an exhibit to a Form 8-K being filed by Hoover's with the SEC.

About Hoover's, Inc. - The Business Information Authoritysm

Hoover's, Inc. (NASDAQ: HOOV) is a leading provider of business information. Hoover's publishes authoritative information on public and private companies worldwide, and provides industry and market intelligence that helps sales, marketing and business development professionals and senior-level executives get the global intelligence they need to grow their businesses. This information, along with advanced searching tools, is available through Hoover's Online(TM) (www.hoovers.com), the company's premier online service. Hoover's business information is also available through corporate intranets and distribution agreements with licensees, as well as via print and CD-ROM products from Hoover's Business Press.

CONTACTS:
David Lilly
Kekst and Company
Public Relations
212-521-4878

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  Exhibit 99.2